Exhibit 10.1

A. H. Belo Corporation

2008 Incentive Compensation Plan

[Form of] Evidence of Grant

    Participant:         Name

Date of Grant:         Date Of Grant

Under the terms of the A. H. Belo 2008 Incentive Compensation Plan (the “Plan”), you have been granted the following grant(s) for 2012. All grant(s) are effective on the Date of Grant set forth above and are subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference. Your long-term incentive grant(s) are described below.

1.	Time-Based Restricted Stock Units (RSUs)

Number of RSUs:	##,###

Vesting:	##,### on the third trading day following the annual earnings release for the year ending December 31, 2012

##,### on the third trading day following the annual earnings release for the year ending December 31, 2013

##,### on the third trading day following the annual earnings release for the year ending December 31, 2014

Payment date:	40% within 10 business days following the vesting date for the year ending December 31, 2012

30% within 10 business days following the vesting date for the year ending December 31, 2013

30% within 10 business days following the vesting date for the year ending December 31, 2014

Form of payment:	60% in shares of A. H. Belo Corporation Series A Common Stock; 40% in cash

Termination of employment

Your right, if any, to payment with respect to your time-based RSUs upon termination of employment with the Company or its subsidiaries is set forth in the termination guidelines attached as Appendix C-1 to this Evidence of Grant.

Change in Control

In the event of a Change in Control as defined in the Plan, all RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provisions of section 409A of the Internal Revenue Code.

Section 409A Payment Rules

Notwithstanding the general payment rules described in this Evidence of Grant, including Appendix D, if the Company makes a good faith determination that a payment of your LTI (i) constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guideline thereunder (“Section 409A”), (ii) is made to you by reason of your separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made you are a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until the earlier of (x) the first business day of the seventh month following your separation from service or (y) your death. Furthermore, if your LTI is no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date of the LTI will be determined without regard to the occurrence of the Change in Control. Each payment of a portion of your LTI will be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

It is the Company’s intention that the LTI will either be exempt from, or will satisfy the requirements of, Section 409A, and this Evidence of Grant will be construed in a manner to give effect to such intention. Notwithstanding any other provision of this Evidence of Grant, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

Tax Withholding

The Company will withhold from any payment to you all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

General Information

Your right to receive an LTI grant or any payment with respect thereto will not be transferrable or assignable by you, other than with respect to a transfer upon your death by will or the laws of descent and distribution if you are entitled to payment of a vested portion of your LTI that has not been paid as of the date of your death.

Nothing contained in this Evidence of Grant will confer upon you any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate your employment or modify your compensation.

This document will in all respects be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws rules

If you have questions concerning this grant, please contact Dan Blizzard at (214) 977-7246.

A. H. Belo Corporation

Incentive Compensation Plan

Termination Guidelines for Stock Options and Restricted Stock Units

Revised 3-1-11

The following guidelines will determine the effect of a Participant’s termination of employment on the Participant’s outstanding stock options and restricted stock units (RSUs). For purposes of these guidelines, a year of service will be determined in the same manner as a year of service under the A. H. Belo Savings Plan as amended from time to time.

Termination Reason All Participants (Regardless of Retirement[1] Eligibility)	Stock Options	Time-Based RSU’s	Performance-Based RSUs

Discharge for Cause[2]	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Death or Long-Term Disability[3]	Unvested options fully vest and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one- year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSU’s	Performance-Based RSUs

Voluntary Resignation	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Discharge Without Cause[2] (Named Executive Officers and Publishers)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Discharge Without Cause[2] (Participants with 10 or more years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Discharge Without Cause[2] (Participants with more than 5 but less than 10 years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of six months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

— Continued —

A. H. Belo Corporation

Incentive Compensation Plan

Termination Guidelines for Stock Options and Restricted Stock Units

Revised 3-1-11

— Continued —

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSU’s	Performance-Based RSUs

Discharge Without Cause[2] (Participants with 5 or fewer years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of three months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Termination Reason Retirement[1] Eligible Participants (Age 55+ and 3-Years Service)	Stock Options	Time-Based RSU’s	Performance-Based RSUs

Voluntary Resignation	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Discharge Without Cause[2]	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Notwithstanding these termination guidelines, if you are an officer of A. H. Belo or one of its operating companies, your payment will be deferred for 6 months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code.

In the event of a Change in Control as defined in the Plan, all options and RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.

If you have any questions regarding these termination guidelines, please contact Dan Blizzard at (214) 977-7246.

[1]

Retirement means that you have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code, other than due to death, long-term disability or discharge for cause, after attaining age 55 and completing three years of service as determined under the A. H. Belo Savings Plan

[2]	Cause is determined by the Compensation Committee
[3]	Long-Term Disability means disability within the meaning of Section 409A of the Internal Revenue Code